Exhibit 3.19

CERTIFICATE OF FORMATION

OF

AUBURNDALE LP, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1. The name of the limited liability company is Auburndale LP, LLC.

2. The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Rd., Suite 400, County of New Castle, Wilmington, DE 19808.

Executed on July 1, 2003.

/s/ Kitina Nahinu
Kitina Nahinu, Authorized Person